Consent of Independent Registered Public Accounting Firm

ASM Acquisition Company Limited
Central, Hong Kong

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement of our report dated December 21, 2007 relating to the financial statements of ASM Acquisition Company Limited which is contained in that prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York
January 8, 2008